UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2021

CODA OCTOPUS GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	001-38154	34-200-8348
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification Number)

3300 S Hiawassee Rd., Suite 104-105

Orlando, Florida 32835

(Address, Including Zip Code of Principal Executive Offices)

863-937-8985

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CODA	Nasdaq

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective July 6, 2021, Kevin Kane was appointed as the Chief Executive Officer of Coda Octopus Colmek, Inc. (“Colmek”), a wholly owned subsidiary of Coda Octopus Group, Inc. (the “Company”). He is replacing Michael Midgley who served as both Chief Executive Officer of Colmek and as the Company’s Chief Financial Officer. Mr. Midgley will continue to serve as the Company’s Chief Financial Officer.

Mr. Kane, an experienced defense executive, served as vice president, international business development, for the L3Harris Technologies’ Communications Systems segment from July 2019 to March 2021. Prior to the merger of L3 Technologies and Harris Corporation, he led international business development for L3 Technologies’ Communications and Networked Systems segment from September 2018 to July 2019, after leading product management at the L3 Technologies’ Broadband Communications sector for several years. From March 2013 to June 2015, he served as president and chief executive officer of Datron World Communications, which followed his role as president and executive general manager of Codan Communications in Adelaide, Australia from July 2010 March 2013. Earlier in his career, Mr. Kane worked for Harris Corporation in various roles, including engineering, strategy, business development and sales.

Mr. Kane holds a Bachelor of Science Degree in Computer Engineering from the Rochester Institute of Technology, and a Master of Business Administration degree from Saint John Fisher College.

He will be paid an annual base salary of $200,000. He will also be eligible for an annual performance bonus based on the Company’s financial performance. Assuming that the Company meets its targets during the current fiscal year, Mr. Kane will be paid a performance bonus of $12,000. As a further inducement, he was granted 15,000 restricted stock units out of the Company’s 2017 Stock Incentive Plan that vest in three equal annual installments commencing on the first anniversary of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2021

Coda Octopus Group, Inc.

By:	/s/ Annmarie Gayle
Chief Executive Officer